                                                               February __, 1999


Warburg, Pincus Trust
466 Lexington Avenue
New York, New York  10017

      RE:  CO-ADMINISTRATION SERVICE FEES

Gentlemen:

            This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Co-Administration Agreement dated ___________ ___, 1997 between you (the "Trust"), and PFPC. Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to you, on behalf of the Emerging Growth Portfolio (the "Portfolio"), you will pay PFPC an annual co-administration fee, to be calculated daily and paid monthly. You will also reimburse PFPC for its out-of-pocket expenses incurred on behalf of the Portfolios, including, but not limited to: postage and handling, telephone, telex, FedEx and outside pricing service charges.

            The annual administration and accounting fee with respect to the Portfolio shall be .10% of the Portfolio's first $500 million in average daily net assets, .075% of the Portfolio's next $1 billion in average daily net assets and .05% of the Portfolio's average daily net assets over $1.5 billion, exclusive of out-of-pocket expenses.

            In each month the Portfolio shall pay to PFPC the asset based fee as calculated above. The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

            If the foregoing accurately sets forth our agreement, and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                          Very truly yours,

                                          PFPC INC.


                                          By:  _________________________________
                                               Name:
                                               Title:

Accepted:  WARBURG, PINCUS TRUST


By:  ___________________________
     Name:
     Title: